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                                                                    Exhibit 23.1

The Board of Directors of LCC International, Inc.

We consent to the incorporation by reference in the registration statements
(No. 333-17803) and (No. 333-86207) on Form S-8 of LCC International, Inc. of our report dated February 7, 2000, except for notes 16 and 21 which are as of March 7, 2000, relating to the consolidated balance sheets of LCC International, Inc.and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related
schedule, which report appears in the December 31, 1999   annual report on Form
10-K of LCC International, Inc.

                                                       KPMG LLP

Washington, DC
March 30, 2000